                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement    [_]     CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))
[X]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           SYNAGRO TECHNOLOGIES, INC.
              ---------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

              ---------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies: ________________________

         (2)      Aggregate number of securities to which transaction applies:
                  ________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ____________

         (4)      Proposed maximum aggregate value of transaction:
                  ________________________

         (5)      Total fee paid: ________________________

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid: ________________________

         (2)      Form, Schedule or Registration Statement No.:
                  ________________________

         (3)      Filing Party: ________________________

         (4)      Date Filed: ________________________

Notes:

Reg. (S) 240.14a-101.

                                 [SYNAGRO LOGO]

                         A Residuals Management Company

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                                                                  April 29, 2004

Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders of Synagro Technologies, Inc. to be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 2:00 p.m., local time, on Tuesday, June 1, 2004.

         Matters to be considered and acted upon by the stockholders include (i) the election of nine directors and (ii) any other matters that may properly come before the meeting. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

         We urge each stockholder, whether or not intending to attend the meeting in person, to execute the enclosed proxy and return it promptly in the enclosed envelope. Returning a proxy will not prevent a stockholder from voting in person at the meeting.

                                    Sincerely,

                                    Alvin L. Thomas II
                                    Secretary

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 1, 2004

         Notice is hereby given that the annual meeting (the "Annual Meeting") of the stockholders of Synagro Technologies, Inc. (the "Company") will be held at the Company's offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057 on Tuesday, June 1, 2004, at 2:00 p.m., local time, Houston, Texas, for the following purposes:

         1. To elect a board of nine directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified; and

         2. To transact such other business as may properly be presented at the Annual Meeting.

         A record of the stockholders has been taken as of the close of business on April 22, 2004, and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting.

         Your participation in the Company's affairs is important. To ensure your representation, if you do not expect to be present at the Annual Meeting in person, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY in the enclosed postage-prepaid envelope which has been provided for your convenience.

                                    By Order of the Board of Directors,

                                    Alvin L. Thomas II
                                    Secretary

Houston, Texas
April 29, 2004

                                    IMPORTANT

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE ANNUAL MEETING.

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                                 PROXY STATEMENT
                           ANNUAL STOCKHOLDERS MEETING
                             TO BE HELD JUNE 1, 2004

         This Proxy Statement is being mailed to stockholders commencing on or about April 29, 2004, in connection with the solicitation by the Board of Directors of Synagro Technologies, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the annual meeting (the "Annual Meeting") of stockholders to be held in Houston, Texas on Tuesday, June 1, 2004, and upon any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holders of the proxies. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Any proxy on which no direction is specified will be voted for the election of each of the nominees for director named herein. A stockholder may revoke a proxy by: (i) delivering to the Company written notice of revocation,
(ii) delivering to the Company a proxy signed on a later date or (iii) voting in person at the Annual Meeting. Stockholders may access a complete list of stockholders entitled to vote at the Annual Meeting at the Company's offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057 during ordinary business hours for a period of ten days before the Annual Meeting.

         As of April 22, 2004, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 19,775,821 shares of the Company's common stock, par value $.002 per share (the "Common Stock"), and an aggregate of 69,792.292 shares of the Company's Series D Preferred Stock and Series E Preferred Stock, par value $.002 per share (collectively, the "Preferred Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented to the stockholders. Each share of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date. As of the record date, the outstanding Preferred Stock was convertible into an aggregate of 27,916,915 shares of Common Stock, meaning an aggregate of 47,692,736 votes may be cast at the Annual Meeting. The Common Stock and the Preferred Stock vote together as a single class on all matters.

                              CORPORATE GOVERNANCE

BOARD INDEPENDENCE AND CONTROLLED COMPANY EXCEPTION

         The Company's operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. The National Association of Securities Dealers ("NASD") listing standards exempt "controlled companies" from NASD's requirements relating to the independence of the Board, and the independence of directors who participate in the director nomination and executive compensation processes, in recognition of the fact that majority stockholders have the right to select directors and control certain key decisions, such as executive officer compensation, by virtue of their ownership rights. The Company qualifies as a controlled company within the meaning of NASD's listing standards because more than 50% of the Company's voting power is held by GTCR Golder Rauner, LLC ("GTCR"). The current independent members on the Company's Board of Directors are Kenneth Ch'uan-k'ai Leung, Gene Meredith and Alfred Tyler 2nd.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

         The Board of Directors of the Company met or acted by written consent on 11 regularly or specially scheduled occasions during 2003. The standing committees of the Board of Directors consist of a Compensation Committee, an Audit Committee, an Executive Committee, and a Nominating and Corporate Governance Committee. During 2003, both the Audit Committee and the Compensation Committee met or acted by written consent five times, and the Nominating and Corporate Governance Committee met or acted by written consent one time. The Executive Committee, which acts on behalf of the full board between board meetings, as necessary, did not meet in 2003.

         During 2003, each director attended at least 75 percent of the meetings of the Board of Directors and the committees thereof on which such Director serves. The Company does not have a formal policy regarding director attendance at the annual meetings of stockholders. One member of the Board of Directors attended the Annual Meeting of Stockholders in 2003.

Audit Committee

         The Audit Committee's primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management and the independent auditors, as well as review the independence of the independent auditors, giving consideration to the range of audit and audit-related services. The Audit Committee has the sole authority to appoint and terminate the independent auditor. The Board of Directors has determined that Kenneth Ch'uan-k'ai Leung is an audit committee financial expert as described in Item 401(h) of Regulation S-K. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and independent, as independence for audit committee members is defined in the listing standards for the NASD. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Compensation Committee

         The purpose of the Compensation Committee is to have direct responsibility to (a) review and approve corporate goals and objectives relevant to senior executive compensation (including the Chief Executive Officer), evaluate senior management's performance in light of those goals and objectives, and determine and approve senior management's compensation level based on their evaluation and (b) make recommendations to the Board of Directors, as appropriate, with respect to non-senior management compensation, incentive-compensation plans and equity-based plans. A majority of the members on the Compensation Committee currently are independent.

Nominating and Corporate Governance Committee

         The Nominating and Corporate Governance Committee does not have a charter, but operates under a policy adopted by resolution by the Board of Directors. The Nominating and Corporate Governance Committee is responsible for
(a) identifying individuals qualified to serve on the Board of Directors, and recommending that the Board of Directors select director nominees to be considered for election at the Company's next annual meeting of stockholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors, (b) identifying members of the Board of Directors to serve on which Board committee and to serve as chairman thereof and recommending each such member and chairman to the Board of Directors, (c) developing and revising as appropriate corporate governance guidelines applicable to the Company and recommending such guidelines or revisions to the Board of Directors, and (d) reviewing management organization and succession plans for the Chairman of the Board and the Chief Executive Officer. Although not required for controlled companies, the Board of Directors has determined that all members of the Nominating and Corporate Governance Committee currently are independent.

DIRECTOR NOMINATION POLICY

         The Board has, by resolution, adopted a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in the Company's recommended slate of director nominees are selected. The director nomination policy is administered by the Nominating and Corporate Governance Committee.

         Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to the Company and its stockholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities. The Board also considers whether members and potential members are independent under the NASD listing standards. In addition, candidates should possess the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Company matters; ability to fairly and equally represent all stockholders; reputation and achievement in other areas; independence under Securities and Exchange Commission rules; and diversity of viewpoints, background and experiences.

         The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as the Company's needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

COMMUNICATIONS WITH DIRECTORS

         The Board of Directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about the Company directly to either the full Board of Directors or one or more directors by mailing their communications to the Company at the following address: [Director] Synagro Technologies, Inc., 1800 Bering Drive, Houston, Texas 77057, Attention: Corporate Secretary (Board Matters). The Corporate Secretary promptly will forward all stockholder communications and other communications from interested parties unopened to the intended recipient.

SHAREHOLDER NOMINATIONS

           The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company no later than 90 days before the anniversary of the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice must be received by the 10th day following the date that public disclosure of the date of the annual meeting is given to stockholders. Recommendations must be mailed to Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, Texas 77057, Attention: Corporate Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the Securities and Exchange Commission if the candidate were nominated by the Board of Directors (including such candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The stockholder giving notice must provide (i) his or her name and address, as they appear on the Company's books, and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information it may require to be set forth in a stockholder's notice of nomination which pertains to the nominee.

                       ITEM NO. 1 - ELECTION OF DIRECTORS

         At the Annual Meeting, nine nominees are to be elected, each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons named in the accompanying proxy have been designated by the Board of Directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the Board may be reduced accordingly; however, the Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

         Certain information concerning the nominees is set forth below:

                                                                                                             DIRECTOR
             NAME                           POSITION                       COMMITTEES              AGE        SINCE
             ----                           --------                       ----------              ---        -----
Ross M. Patten                   Chairman of the Board and          Executive                       60        1998
                                 Vice President

Robert C. Boucher(1)             Chief Executive Officer,                                           39
                                 President and Director Nominee

J. Paul Withrow(1)               Chief Financial Officer,                                           38
                                 Senior Executive Vice
                                 President and Director Nominee

Kenneth Ch'uan-k'ai Leung        Director                           Audit, Executive                59        1998

David A. Donnini                 Director                           Compensation                    38        2000

Vincent J. Hemmer                Director                                                           35        2000

Gene Meredith                    Director                           Audit, Compensation,            62        1998
                                                                    Nominating
George E. Sperzel(2)             Director Nominee                                                   52

Alfred Tyler 2nd                 Director                           Audit, Compensation,            61        1998
                                                                    Executive, Nominating

_______________

(1)      Recommended as a nominee by the Board of Directors.

(2) Recommended as a nominee to the Board of Directors by GTCR, the Company's majority stockholder.

         ROSS M. PATTEN was elected to the position of Chairman of the Board in August 1998 and is a Vice President of the Company. Mr. Patten served as the Chief Executive Officer of Synagro from February 1998 until September 2003. Prior to joining Synagro, Mr. Patten enjoyed a 17-year career at Browning-Ferris Industries, where he last served as Divisional Vice President -- Corporate Development. He also served as Executive Vice President for Development of Wheelabrator Technologies, a Waste Management, Inc. subsidiary, and Director and Vice President -- Business Development at Resource NE, Inc. prior to its acquisition by Waste Management, Inc. Mr. Patten was a founder, principal and Managing Director of Bedford Capital, an investment firm specializing in environmental companies, and of Bedford Management, which provides consulting services to publicly held waste management and environment related companies in the areas of growth and acquisition strategy formation and implementation.

         ROBERT C. BOUCHER, JR. has served as the Company's Chief Executive Officer since September 2003. Prior to his appointment as Chief Executive Officer, Mr. Boucher served as the Company's President and Chief Operating Officer. Prior to joining the Company in February 2002, Mr. Boucher served as Regional Vice President of Allied Waste Industries in Tynsboro, Massachusetts. From 1994 to 1997, Mr. Boucher worked for Waste Management of Greater Boston, last serving as Division President. Mr. Boucher attended Bridgeton Academy in Maine.

         J. PAUL WITHROW, the Company's Chief Financial Officer since 1999, was named Senior Executive Vice President in October 2003. Prior to being named Senior Executive Vice President, Mr. Withrow was an Executive Vice President of the Company. Prior to joining the Company, Mr. Withrow was the Vice President and Chief Accounting Officer of Integrated Electrical Services, Inc., which is a leading national provider of electrical contracting and maintenance services. Prior to that, Mr. Withrow was a Senior Audit Manager at Arthur Andersen LLP. Mr. Withrow is a Certified Public Accountant and received his Bachelor of Business Administration in Accounting from the University of Houston.

         DAVID A. DONNINI is currently a senior principal and member with GTCR. Prior to joining GTCR in 1991, he earned a BA in Economics summa cum laude from Yale University and an MBA from Stanford University where he was an Arjay Miller Scholar and the Robichek Finance Award winner. He also worked as an Associate Consultant with Bain & Company. Mr. Donnini's directorships include Coinmach Corporation, InfoHighway Communications Corporation, and Syniverse Technologies, Inc.

         VINCENT J. HEMMER is currently a principal with GTCR. Prior to joining GTCR in 1996, Mr. Hemmer worked as a consultant with the Monitor Company. He earned a BS in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania. He serves on the board of directors of several private companies. Mr. Hemmer received his MBA from Harvard University.

         KENNETH CH'UAN-K'AI LEUNG is a Managing Director of investment banking at Sanders Morris Harris and is the Chief Investment Officer of the Environmental Opportunities Fund, Ltd. Additionally, Mr. Leung is the Editor of Environmental Review. Previously, Mr. Leung was associated with Smith Barney for 17 years, and before that with F. Eberstadt & Company, Inc., Chemical Bank and Chase Manhattan Bank. He received his B.A. from Fordham College and his M.B.A. from Columbia University. Mr. Leung serves on the boards of SystemOne Technologies, Inc., U.S. Plastic Lumber Corp., and Waterlink, Inc.

         GENE MEREDITH served more than 30 years in senior management roles in the solid waste industry. He was a Regional Vice President at Browning-Ferris Industries, Inc., and Chairman, President and Chief Executive Officer of Mid-American Waste Systems. He previously served as a director of USA Waste Services, Envirofil, Inc., Serendipity Land Yachts, Ltd., and as a general manager of a waste company in St. Paul, Minnesota. Mr. Meredith also has a law degree, and spent five years as Senior Partner at Meredith & Addicks in St. Paul, Minnesota.

         GEORGE E. SPERZEL is a principal with GTCR. Prior to joining GTCR in 2002, he served as Senior Vice President and Chief Financial Officer of Alliant Exchange, Chief Financial Officer of Kao America Inc. and Chief Financial Officer of the Andrews Jergens Company. Mr. Sperzel also spent 16 years with the General Electric Company in various senior financial positions. He serves on the board of directors of several private companies. Mr. Sperzel graduated with honors from the University of Louisville with a B.S. in Management.

         ALFRED TYLER 2(ND) has been associated with the environmental services industry for over 20 years, serving most recently as President and Chief Executive Officer of Enviro-Gro Technologies until that provider of biosolids management services was sold in 1992 to Wheelabrator Technologies, Inc. Mr. Tyler also heads a private investment company, is President of a landfill and construction company, and is a Managing Director of Bedford Capital.

DIRECTOR COMPENSATION

         Each Director who is not otherwise compensated by the Company for service as an officer of the Company is paid for travel expenses, if any, incurred in connection with attendance at board and committee meetings. Independent directors are compensated $25,000 and awarded 10,000 stock options per year. In addition, all directors not employed by the Company are compensated $2,000 for each Board meeting they attend in person. Additionally, upon their initial appointment or election, directors who are not employees of the Company or principals of GTCR are granted an option to acquire 50,000 shares of Common Stock. Each Board member who is not an employee of the Company has the right to elect to receive options in lieu of cash compensation for Board meetings attended, at an exercise price equal to market value of the Common Stock on the trading day immediately preceding the date of the meeting.

VOTE REQUIRED FOR ELECTION

         The nine nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of Common Stock and Preferred Stock of record, voting together, shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting. Votes will be tabulated by Georgeson Shareholder Communications, Inc., and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of the Company's bylaws, any proxy containing an abstention from voting for any nominee will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting. In tabulating votes, a record will be made of the number of shares voted for each nominee, the number of shares with respect to which authority to vote for that nominee has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

         The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed under Item no. 1 on pages 5 and 6.

EXECUTIVE OFFICERS

         Executive officers of the Company generally serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. Information regarding Messrs. Boucher and Withrow can be found under "Nominees." The Company's other executive officers as of April 2004 are:

         MARK A. ROME, 37, was appointed Executive Vice President and Chief Development Officer in 1998. Mr. Rome, an attorney and Certified Public Accountant, joined the Company from Sanders Morris Mundy (now Sanders Morris Harris), an investment banking firm specializing in industry consolidations. He previously practiced tax and corporate law with the international law firm of Fulbright & Jaworski L.L.P. Mr. Rome received his law degree from the University of Texas School of Law and a Masters in Professional Accounting from the University of Texas Graduate School of Business.

         ALVIN L. THOMAS II, 38, was appointed Executive Vice President and General Counsel in 1998. Mr. Thomas practiced law with the national law firm Littler Mendelson, P.C. prior to joining the Company. Mr. Thomas has also practiced law with Fulbright & Jaworski, L.L.P. Mr. Thomas received his law degree from the University of Pittsburgh School of Law and an LL.M. in Taxation from New York University School of Law. His legal background is broad-based with emphasis in tax law, employment law, corporate law and litigation.

MANAGEMENT STOCKHOLDINGS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at April 13, 2004 by (i) all current directors and nominees for director, (ii) the Chief Executive Officer and (iii) the next three most highly compensated executive officers (iv) and, all directors and all executive officers as a group.

                                                             NUMBER OF            PERCENT
     NAME OF PERSON OR IDENTITY OF GROUP                     SHARES(1)            OF CLASS
     -----------------------------------                     ---------            --------
Ross M. Patten......................................         1,476,006               6.9%

Robert C. Boucher, Jr.                                         400,000               2.0%

J. Paul Withrow.....................................           513,000               2.5%

David A. Donnini....................................        25,015,130(2)           55.8%

Vincent J. Hemmer...................................                --                *

Kenneth Ch'uan-k'ai Leung(3)........................         1,360,123(3)            6.8%

Gene Meredith.......................................           114,077                *

George E. Sperzel                                                   --                *

Alfred Tyler 2nd ...................................           130,488                *

Mark A. Rome........................................           544,000               2.7%

Alvin L. Thomas II..................................           494,745               2.4%

All directors and executive officers
    as a group (12 persons).........................        30,047,569(4)           62.0%

_________________
*          Less than 1% of outstanding shares

(1) The directors and executive officers have the right to acquire the following shares of Common Stock underlying stock options within 60 days of April 13, 2004, through the exercise of stock options: Mr. Patten-1,470,000; Mr. Boucher - 400,000; Mr. Withrow-508,000; Mr.
           Leung - 96,223; Mr. Meredith-96,077; Mr. Tyler-96,458; Mr.
           Rome-540,000; and Mr. Thomas-492,000.

(2) Includes 25,015,130 shares of Common Stock underlying Series D and E Preferred Stock held by GTCR, of which Mr. Donnini is a principal.

(3) Includes shares of 1,112,125 and 137,875 held by the Environmental Opportunities Fund L.P. and Environmental Opportunities Fund (Cayman) L.P., respectively, of which Mr. Leung is chief investment officer.

(4)        Includes (without duplication) all shares referred to above.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at April 13, 2004, by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock. As required by the Commission, the ownership percentages shown reflect beneficial ownership by a stockholder as if no other stockholder has converted its Preferred Stock or exercised options.

NAME OF PERSON OR IDENTITY OF GROUP SHARES                UMBER OF SHARES      PERCENT OF CLASS
------------------------------------------                ---------------      ----------------
GTCR Golder Rauner, LLC                                    25,015,130(1)           55.8%
6100 Sears Tower
Chicago, IL  60606

TCW/Crescent Mezzanine, LLC                                 2,321,428(2)           10.5%
11100 Santa Monica Boulevard, Suite 2000
Los Angeles, CA 90025

Astoria Capital Management, Inc.                            1,755,400(3)            8.2%
6600 S.W. Ninety-Second Ave., Suite 370
Portland, OR 97223

Randall S. Tuttle                                           1,849,377(4)            9.3%
1900 Virginia Road
Winston-Salem, NC  27107

James Rosendall                                             1,610,501(4)            8.1%
323 Martindale Street
Sparta, MI  49345

Ross M. Patten                                              1,476,006(4)            6.9%
c/o Synagro Technologies, Inc.
1800 Bering Drive, Suite 1000
Houston, Texas 77057

Kenneth Ch'uan-k'ai Leung                                   1,360,123(4)(5)         6.8%
126 E. 56th Street, 24th Floor
New York, NY  10022

Bill E. Tuttle                                              1,194,668               6.0%
711 East Twain Avenue
Las Vegas, NV  89109

James A. Jalovec                                            1,086,306               5.5%
2841 South 5th Court
Milwaukee, WI  53207

____________________
(1) Represents 62,537.819 total shares of Series D and E Convertible Preferred Stock convertible into 25,015,130 shares of Common Stock

(2) Represents the following shares held by the following entities which are indirectly controlled by TCW/Crescent Mezzanine, L.L.C., a registered investment adviser:

                                                                            NUMBER OF SHARES OF COMMON STOCK UPON
                                           NUMBER OF SHARES OF SERIES E           CONVERSION OF SERIES E
                                           CONVERTIBLE PREFERRED STOCK         CONVERTIBLE PREFERRED STOCK
                                           ---------------------------         ---------------------------
TCW/Crescent Mezzanine Partners, L.P.              4,671.257                          1,868,502.80
TCW/Crescent Mezzanine Trust II                    1,132.313                            452,925.20

(3) Based on a Schedule 13G filed on January 15, 2003, Astoria Capital Management, Inc. is the beneficial owner of these shares pursuant to separate arrangements whereby it acts as investment advisor to Astoria Capital Partners, L.P. Richard Koe is the beneficial owner of these shares pursuant to his ownership interest in Astoria Capital Management, Inc. and Astoria Capital Partners, L.P.

(4) Includes shares of common stock underlying vested stock options of 192,000 for Mr. Tuttle, 10,500 for Mr. Rosendall, 1,470,000 for Mr. Patten, and 96,223 for Mr. Leung.

(5) Includes 137,875 shares and 1,112,125 shares owned by Environmental Opportunities Fund (Cayman), L.P., and Environmental Opportunities Fund, L.P., respectively. Mr. Leung is the chief investment officer of these investment funds.

EXECUTIVE COMPENSATION

         The following table reflects all forms of compensation for services to the Company for the periods indicated for (i) the Chief Executive Officer, (ii) the former Chief Executive Officer, and (iii) the next three most highly compensated Executive Officers (collectively the "Named Executives").

                                                          SUMMARY COMPENSATION TABLE
                                                ANNUAL COMPENSATION                      LONG-TERM
                                                                                        COMPENSATION
                                   -------------------------------------------        -----------------
                                                                                         Stock Option          All Other
Name and Principal Position        Year     Salary         Bonus     Other(1)          Awards (Shares)     Compensation(2)
---------------------------        ----     ------         -----     --------          ---------------     ---------------
Ross M. Patten(3)                  2003    $278,724     $       --    $9,600                      --        $      3,735
Former Chief Executive             2002    $264,773     $       --    $9,600                      --        $      3,635
   Officer, and Chairman           2001    $225,908     $   86,409    $9,600                 520,000        $      3,482
   of the Board of Directors

Robert C. Boucher, Jr.(4)          2003    $243,250     $       --    $ 8,400                    --         $      8,304
Chief Executive Officer            2002    $193,692     $   50,000    $24,517(5)           1,000,000        $      1,708
                                   2001          --     $       --         --                     --        $         --

J. Paul Withrow                    2003    $222,979     $       --    $6,000                      --        $      5,492
Senior Executive                   2002    $204,144     $       --    $6,000                 100,000        $      5,114
   Vice President and              2001    $177,718     $   67,977    $6,000                 230,000        $      6,716
   Chief Financial Officer

Mark A. Rome                       2003    $202,708     $       --    $6,000                      --        $      7,802
Executive Vice President and       2002    $191,643     $       --    $6,000                      --        $      7,225
   Chief Development Officer       2001    $177,718     $   67,977    $6,000                 230,000        $      6,716

Alvin L. Thomas II                 2003    $202,708     $       --    $6,000                      --        $      7,802
Executive Vice President           2002    $191,643     $   25,000    $6,000                      --        $      7,181
   and General Counsel             2001    $177,718     $   67,977    $6,000                 230,000        $      7,147

_________________

(1)      Vehicle allowance.

(2) The compensation reflected in this column includes the Company's matching contributions on behalf of the Named Executive to the Company's 401(k) Plan.

(3) Mr. Patten served as Chief Executive Officer from February 1998 until September 2003.

(4) Mr. Boucher has served as Chief Executive Officer since September 2003. Mr. Boucher's employment with the Company began on February 25, 2002 as President and Chief Operating Officer.

(5)      Includes $17,738 of moving expenses.

OPTION GRANTS

None of the Named Executives received stock option grants in 2003.

OPTION EXERCISES AND YEAR END VALUES

         The following table sets forth information with respect to the exercised and unexercised options to purchase shares of Common Stock held by each of the Named Executives at December 31, 2003. Of the Named Executives, none exercised stock options during 2003.

                                                      NUMBER OF UNEXERCISED OPTIONS AT  VALUE OF UNEXERCISED IN-THE-MONEY
                                                            DECEMBER 31, 2003           OPTIONS AT DECEMBER 31, 2003(1)
                                                      --------------------------------  ----------------------------------
                            SHARES
                          ACQUIRED ON      VALUE
         NAME              EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
         ----              --------       --------      -----------    -------------     -----------    -------------
Ross M. Patten                ---            ---        1,470,000               --          $---             $---
Robert C. Boucher, Jr.                                    200,000          800,000          $---             $---
J. Paul Withrow               ---            ---          462,000          318,000          $---             $---
Mark A. Rome                  ---            ---          494,000          186,000          $---             $---
Alvin L. Thomas II            ---            ---          446,000          234,000          $---             $---

_____________________
(1) Value of in-the-money options calculated based on the closing price per share of the common stock on December 31, 2003 ($2.19 per share) as reported on the Nasdaq Small-Cap Market.

EMPLOYMENT AGREEMENTS

         We employ Robert C Boucher, Jr., Mark A. Rome, Alvin L. Thomas II, and
J. Paul Withrow under employment agreements. Mr. Boucher's employment agreement is for a continuous 12-month term. The employment agreement of each of Messrs. Rome, Thomas and Withrow has a continuous 24-month term. The minimum base salary under the respective employment agreement is $240,000 per year for Mr. Boucher and $175,000 per year for Messrs. Rome, Thomas, and Withrow. Each executive's base salary is subject to annual review and may be increased, depending upon the performance of the Company and the executive, upon the recommendation of the Chairman of the Board or the Board of Directors. Additionally, Messrs. Boucher, Rome, Thomas, and Withrow may be entitled to bonus awards, as may be approved by the Board of Directors, and are entitled to participate in any applicable profit-sharing, stock option or similar benefit plan. These agreements contain confidentiality and non-compete provisions. In addition, Mr. Boucher was granted options to purchase 1,000,000 shares of the Company's common stock at a strike price of $2.50 as a term of his employment agreement. The options vest in five equal installments over a five year period with the first 20% vesting one year from the date of grant.

         We employ Ross M. Patten under an employment agreement that terminates upon the earlier of December 30, 2005, or the last day of the month in which Mr. Patten no longer serves as Chairman of the Board or Vice President of the Company. If prior to December 30, 2005, Mr. Patten ceases serving as either Chairman of the Board or Vice President of the Company, we shall pay him a lump sum cash payment equal to $563,750 less the aggregate amount of all base salary installments paid by Synagro to Mr. Patten since October 1, 2003. If after December 30, 2005, Mr. Patten continues to serve as our Chairman of the Board, he will be compensated equal to the compensation then paid to our other independent directors. Mr. Pattern's agreement contains confidentiality and non-compete provisions.

         On January 27, 2000, we entered into an Agreement Concerning Employment Rights ("Employment Rights Agreement") with each of Messrs. Patten, Rome, Thomas and Withrow. The Employment Rights Agreement provides that in the event that (i) we terminate the executive's employment for any reason other than Cause (as defined), death or disability, (ii) except in the case of Mr. Patten, the executive terminates their employment with us for Good Reason (as defined), or
(iii) a Change in Control (as defined) occurs, then the executive shall have the right to receive an option payment from us. In satisfying this obligation, we will, at our option, (x) issue options to purchase a certain number registered shares of our Common Stock ("Base Option Amount") at an exercise price of $2.50 per share, which shall be fully vested and nontransferable, and shall expire 90 days from the date of issue; (y) issue registered shares of our Common Stock equal to the result of (A) the product of the Base Option Amount multiplied by the fair market value per share of our Common Stock less $2.50 ("Stock Value"), divided by (B) the fair market value per share of our Common Stock; or (z) a cash payment equal to the Stock Value. The Base Option Amount, as modified on March 1, 2001, is equal to the number of outstanding options issued to Messrs. Patten, Rome, Thomas and Withrow. These executives would be required to forfeit their existing vested and unvested stock options if such payment has been made by us. As of December 31, 2003, Messrs. Patten, Rome, Thomas and Withrow had options to purchase shares of stock totaling 1,470,000, 680,000, 680,000 and 780,000, respectively.

COMPENSATION COMMITTEE REPORT

         The compensation committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for fiscal 2003:

         Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance, including its stock price.

In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

         Base compensation and bonuses for the executive officers are intended to be competitive with that paid in comparably situated companies, with a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. In the course of considering annual executive salary increases and bonuses, appropriate consideration is given to the credentials, age and experience of the individual senior executives, as viewed in the Committee's collective best judgment, which necessarily involves subjective as well as objective elements. With respect to each Named Executive, including the Chief Financial Officer but excluding the former Chief Executive Officer, the Committee determined that salary increases for each were appropriate based in part on a review of the increasing levels of responsibility resulting from the Company's growth. The Committee determined not to award bonuses or option grants to the Named Executives in 2003.

         The Committee is of the view that the periodic grant of stock options to employees, including executive officers, is calculated to align the employees' economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value.

         The Compensation Committee:         David A. Donnini
                                             Gene Meredith
                                             Alfred Tyler 2nd

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Compensation Committee has at any time been an officer or employee of the Company and none of these directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

AUDIT COMMITTEE REPORT

            All members of the Audit Committee are independent, as that term is defined in the NASD's listing standards and the Sarbanes-Oxley Act of 2002. The Audit Committee, consistent with its policies and mission, has adopted a charter, which is included as Exhibit A. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
Section 380) and has received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). They have also discussed with the independent accountants their independence. Based on the Audit Committee's review and discussion as set forth above, it has recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

         The Audit Committee:         Kenneth Ch'uan-k'ai Leung
                                      Gene Meredith
                                      Alfred Tyler 2nd

COMMON STOCK PERFORMANCE GRAPH

         The following graph illustrates the yearly change in the trading price of the Company's Common Stock against the NASDAQ (U.S. Companies) Stock Index (the "NASDAQ U.S. Index") and a peer group comprised of sixteen companies in the industry (the "Peer Group").

                            CUMMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1998
                           WITH DIVIDENDS REINVESTED

                              [PERFORMANCE GRAPH]

                               DEC-98         DEC-99          DEC-00          DEC-01          DEC-02         DEC-03
                               ------         ------          ------          ------          ------         ------
SYNAGRO TECHNOLOGIES            $100           $130            $ 60            $58             $66            $58
NASDAQ US                       $100           $185            $112            $89             $61            $92
CUSTOM COMPOSITE INDEX          $100           $ 42            $ 63            $71             $55            $71
(15 STOCKS)

THE 15-STOCK PEER GROUP CONSISTS OF ALLIED WASTE INDUSTRIES INC., CAPITAL ENVIRONMENTAL RESOURCE INC.(SINCE 3Q99), CASELLA WASTE SYSTEMS, INC., MOBLEY ENVIRONMENTAL SERVICES (THROUGH 3Q00), REPUBLIC SERVICES INC., RICH COAST INC., SUPERIOR SERVICES INC.(THROUGH 3Q99), THERMO TECH TECHNOLOGIES, INC., US LIQUIDS INC., USA BIOMASS CORPORATION, WASTE CONNECTIONS, INC., WASTE INDUSTRIES USA, INC. (FKA WASTE HOLDINGS INC.), WASTE MANAGEMENT, INC., WASTE RECOVERY, INC., AND WASTE SYSTEMS INTERNATIONAL, INC. (THROUGH 3Q02).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         The Company maintains two leases with James A. Jalovec, one of our stockholders, or one of his affiliates. The first lease has an initial term through July 31, 2004 with an option to renew for an additional five-year period. Rental payments made under this lease in 2003 totaled approximately $97,000. The second lease has an initial term through December 31, 2013. Rental payments made under the second lease in 2003 totaled approximately $110,000. We believe the terms of these arrangements are at least as favorable to us as would be available from an unaffiliated party.

         In connection with the initial issuance of convertible preferred stock to GTCR under the Purchase Agreement dated January 27, 2000, we entered into a Professional Services Agreement with GTCR in which GTCR agreed to provide certain management and financial services for us. As consideration for such services, we agreed that at the time of any purchase of convertible preferred stock under the Purchase Agreement, we would pay GTCR a placement fee equal to
0.5 percent of the amount paid to us in connection with such purchase. The Professional Services Agreement will continue in effect until such time as GTCR Fund ceases to own at least 25 percent of the convertible preferred stock issued under the Purchase Agreement.

CODE OF ETHICS

         In May 2003, the Board of Directors of the Company adopted a Financial Officer Code of Ethics that governs the Company's Chief Executive Officer, Chief Financial Officer and all members of the Company's Finance Department. The Financial Officer Code of Ethics is available on the Company's website at www.Synagro.com. The Company intends to disclose on its website any waivers or amendments to its Financial Officer Code of Ethics within five business days of such action.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

         The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2002, and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal years were $227,949 and $191,532, respectively.

Audit-Related Fees

         There were $48,933 of fees billed in the fiscal year ended December 31, 2003 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's financial statements but not reportable as Audit Fees. There were no such fees billed for the fiscal year ended December 31, 2002.

Tax Fees

         The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning for each of the fiscal years ended December 31, 2003 and December 31, 2002 were $213,501 and $155,892, respectively. Tax Fees in 2003 and 2002 include consultation, review and preparation of federal and state tax returns.

All Other Fees

         There were no fees billed for services rendered by PricewaterhouseCoopers LLP not reportable as Audit Fees, Audit Related Fees or Tax Fees in either fiscal years ended December 31, 2003 or December 31, 2002.

Audit Committee Pre-Approval Policies

         The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company's independent auditors for non-audit services. This policy relates to audit services, audit-related services, tax and all other services which may be provided by the Company's independent auditor and is intended to assure that such services do not impair the auditor's independence. The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company's independent auditor. Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee or its designee. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved. The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent auditor. Any proposed services exceeding these levels will require pre-approval by the Audit Committee.

         All of the services provided by the Company's principal accounting firm described above under the captions "Audit Fees," "Audit-Related Fees" and "Tax Fees" were approved in accordance with this policy and the Audit Committee has considered whether the provision of nonaudit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence. The Audit Committee has determined that auditor independence has not been compromised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission. With respect to the year ended December 31, 2003, the Company believes that all filing requirements applicable to the Company's executive officers, directors and 10% stockholders have been met, except as set forth below. Each of Messrs. Leung, Meredith and Tyler filed late Forms 4 reporting option grants in March 2003.

STOCKHOLDER PROPOSALS

         Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2005 annual meeting of stockholders is required to submit such proposal to the Company on or before December 31, 2004.

OTHER MATTERS

         The Annual Report to stockholders covering the year ended December 31, 2003 either has been mailed to each stockholder entitled to vote at the Annual Meeting or accompanies this proxy statement.

         The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

         The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                    By Order of the Board of Directors

                                    Alvin L. Thomas II
                                    Secretary

April 29, 2004

PROXY

                           SYNAGRO TECHNOLOGIES, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 2004

         The undersigned hereby appoints Robert C. Boucher, Jr. and Alvin L. Thomas II, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Synagro Technologies, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at Synagro's offices at 1800 Bering Drive, Suite 1000, Houston, Texas on Tuesday, June 1, 2004 at 2:00 p.m., local time, and at any adjournment thereof.

         This Proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, then this Proxy will be voted FOR the election of the nine director nominees named in Item 1 and in the discretion of the proxies for such other business as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

         PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           SYNAGRO TECHNOLOGIES, INC.
                                  JUNE 1, 2004

                         (To be Signed on Reverse Side)

              -- -- -- -- -- -- SEE REVERSE SIDE -- -- -- -- -- --

[X]      Please mark your votes
         as in this example.

1.       ELECTION OF DIRECTORS

FOR election                            WITHHOLD authority                  NOMINEES:
(except as indicated below)             to vote for all nominees            Ross M. Patten
[ ]                                     listed at right:                    Robert C. Boucher, Jr.
                                        [ ]                                 Kenneth Ch'uan-k'ai Leung
                                                                            David A. Donnini
                                                                            Vincent J. Hemmer
                                                                            Gene Meredith
                                                                            George E. Sperzel
                                                                            Alfred Tyler 2(nd)
                                                                            J. Paul Withrow

         To withhold authority to vote for any individual nominee, print that nominee's name on the line below.

SIGNATURE(S) ____________________________________ DATE ____________________

NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.